Exhibit 99.1

MBIA Inc. Reports Second Quarter 2015 Financial Results

ARMONK, N.Y.--(BUSINESS WIRE)--August 4, 2015--MBIA Inc. (NYSE: MBI) (the Company) today reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $19 million or $0.11 per diluted share for the second quarter of 2015 compared with Combined Operating Income of $2 million or $0.01 per diluted share for the second quarter of 2014. The improvement in Combined Operating Income for the three months ended June 30, 2015 compared with the same period of 2014 was driven primarily by a lower tax provision, as the 2014 quarter had a higher effective tax rate due to a tax reserve increase. In addition, higher refunding premiums earned and lower expenses, including a 53 percent reduction of loss and loss adjustment expenses, contributed to the improved 2015 results. The Company’s share repurchases further contributed to the increase in Combined Operating Income per share.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.00 as of June 30, 2015 compared with $25.78 as of March 31, 2015 and $24.87 as of December 31, 2014. The increases in ABV per share since year-end 2014 have primarily been driven by decreases in common shares outstanding. During the first and second quarters of 2015, the Company repurchased 8.6 million and 11.6 million, respectively, of its common shares.

Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Consolidated GAAP net income was $64 million, or $0.36 per diluted share, for the second quarter of 2015 compared with consolidated net income of $120 million, or $0.45 per diluted share, for the second quarter of 2014. The decrease in consolidated net income for the second quarter of 2015 as compared to the year-ago quarter was primarily due to a tax valuation allowance release during the second quarter of 2014.

“Developments around our Puerto Rico exposure commanded much attention this quarter,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “All debt service payments due July 1 were made by the Puerto Rico entities. Excluding National’s commitment to purchase a $45 million short-term note from PREPA, its total Puerto Rico gross par exposure declined by $250 million as a result of the July 1 principal payments. We continue to work with PREPA, local government officials and other creditors toward a consensual solution that addresses Puerto Rico’s significant fiscal and operational difficulties while respecting the rights of creditors.”

“While new business production in National continued to ramp up slowly, we added key players to our sales and marketing team that will better position us to originate new business and to provide a high level of service to the municipal finance market,” Mr. Chaplin continued. “We believe that the superior performance of insured bonds as compared to uninsured bonds of stressed muni issuers and projected higher interest rates will provide solid growth prospects in the medium term. We also continued to repurchase our common shares, which we believe will add value to MBIA shareholders in the future.”

Year-to-Date Results

The Company’s Combined Operating Income for the six months ended June 30, 2015 was $53 million or $0.30 per diluted share compared with Combined Operating Income of $42 million or $0.22 per diluted share for the first six months of 2014. The increase in the Combined Operating Income for the first six months of 2015 was primarily due to a lower provision for income taxes.

The Company recorded consolidated GAAP net income of $133 million, or $0.72 per diluted common share for the six months ended June 30, 2015, compared with consolidated net income of $376 million, or $1.83 per diluted common share, for the first six months of 2014. The decrease in consolidated GAAP net income was primarily driven by a 39 percent reduction in total revenues, as net gains on insured derivatives declined by $334 million as the reversal of unrealized losses from commutations substantially increased the amount for the first six months of 2014. The first six months of 2014 consolidated GAAP net income also benefitted from an 18 percent effective tax rate primarily due to a tax valuation allowance release.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through National Public Finance Guarantee Corporation (“National”), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded $40 million of Operating Income in the second quarter of 2015 compared with $34 million of Operating Income for the second quarter of 2014.

Net premiums earned in the U.S. Public Finance Insurance segment were $73 million in the second quarter of 2015, up 9 percent from $67 million of net premiums earned in the second quarter of 2014, reflecting a 44 percent increase in refunded premiums earned and an 18 percent decrease in scheduled premiums earned.

National closed $272 million of additional primary new business par exposure during the second quarter of 2015. Low interest rates, narrow credit spreads and competitive insurance pricing continue to adversely impact the opportunity to achieve attractive returns on new business production.

Net investment income for the U.S. Public Finance Insurance segment was $28 million and net gains/losses on financial instruments at fair value and foreign exchange as reported for Operating Income was a loss of $2 million in the second quarter of 2015. These amounts were relatively comparable to the second quarter 2014 amounts.

The U.S. Public Finance Insurance segment’s losses and loss adjustment expenses (LAE) were $8 million in the second quarter of 2015 compared with $17 million in the second quarter of 2014.

For the second quarter of 2015, the amortization of deferred acquisition costs totaled $16 million and operating expenses were $14 million. These amounts were relatively unchanged from the second quarter of 2014.

National had qualified statutory capital of $3.3 billion and claims-paying resources totaling $4.9 billion as of June 30, 2015.

During the second quarter of 2015, Kroll Bond Rating Agency, Moody’s Investors Service and Standard and Poor’s Corporation each affirmed their credit ratings and outlooks on National. On May 24, 2015, Kroll affirmed its AA+ insurance financial strength rating with a Stable Outlook on National. On May 29, 2015, Moody's affirmed National’s insurance financial strength rating at A3 and maintained its Negative Outlook. On June 29, 2015, S&P affirmed its AA- financial strength rating and Stable Outlook on National.

Corporate Results

The corporate segment includes general corporate activities, as well as providing support services to MBIA’s other operating businesses and asset and capital management.

The corporate segment recorded an Operating Loss of $21 million in the second quarter of 2015 compared with an Operating Loss of $31 million in the second quarter of 2014. The improvement in the corporate segment's Operating Loss was primarily driven by a lower tax provision for income taxes and lower operating and interest expenses, partially offset by lower revenues from fees and reimbursements and net losses on financial instruments at fair value and foreign exchange.

As of June 30, 2015, MBIA Inc. held cash and liquid assets of $497 million, excluding $252 million of assets in its tax escrow account.

The Company’s consolidated net operating loss carryforward for income tax purposes as of June 30, 2015 was approximately $3.1 billion.

During the second quarter of 2015, the Company repurchased 11.6 million of its common shares at an average price of $8.76 per share. The second quarter share repurchase included 8 million shares that were purchased by National under separate authorizations. As stated in the Company’s July 29 press release, the Company’s Board of Directors authorized a new $100 million share repurchase authorization, which supersedes and terminates the prior authorization. As of July 29, 2015, 169 million of the Company’s common shares were outstanding.

International and Structured Finance Insurance Results

The International and Structured Finance Insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company does not measure Operating Income of this segment. MBIA Insurance Corporation’s statutory net loss was $47 million in the second quarter of 2015, compared with a net loss of $29 million in the second quarter of 2014. The statutory capital of MBIA Insurance Corporation as of June 30, 2015 was $805 million and claims-paying resources totaled $2.5 billion. Statutory net losses and LAE incurred for the second quarter of 2015 were $69 million compared with net losses and LAE incurred of $54 million in the comparable quarter of the prior year.

As of June 30, 2015, MBIA Insurance Corporation’s liquidity position (excluding its subsidiaries and branches) totaled $412 million consisting of cash and liquid invested assets, down from $415 million as of March 31, 2015.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, August 5, 2015 at 8:00 AM (EDT) to discuss its second quarter 2015 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 83467094. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on and will remain available until 11:59 p.m. on August 19 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 83467094. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	June 30, 2015	December 31, 2014
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,096 and $5,036)	$5,099	$5,129
Investments carried at fair value	204	207
Investments pledged as collateral, at fair value (amortized cost $273 and $441)	247	408
Short-term investments held as available-for-sale, at fair value (amortized cost $1,106 and $1,069)	1,109	1,069
Other investments (includes investments at fair value of $13 and $13)	16	17
Total investments	6,675	6,830

Cash and cash equivalents	501	729
Premiums receivable	828	875
Deferred acquisition costs	193	217
Insurance loss recoverable	483	533
Assets held for sale	-	802
Deferred income taxes, net	992	1,028
Other assets	226	229
Assets of consolidated variable interest entities:
Cash	66	53
Investments held-to-maturity, at amortized cost (fair value $2,580 and $2,632)	2,724	2,757
Fixed-maturity securities at fair value	1,005	421
Loans receivable at fair value	1,426	1,431
Loan repurchase commitments	388	379
Derivative assets	3	-
Total assets	$15,510	$16,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,800	$1,986
Loss and loss adjustment expense reserves	500	506
Long-term debt	1,854	1,810
Medium-term notes (includes financial instruments carried at fair value of $166 and $197)	1,079	1,201
Investment agreements	513	547
Derivative liabilities	340	437
Liabilities held for sale	-	772
Other liabilities	213	271
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,581 and $2,047)	5,305	4,804
Derivative liabilities	65	-
Total liabilities	11,669	12,334

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,744,542
and 281,352,782	282	281
Additional paid-in capital	3,129	3,128
Retained earnings	2,991	2,858
Accumulated other comprehensive income (loss), net of tax of $39 and $7	(36)	21
Treasury stock, at cost--109,765,833 and 89,409,887 shares	(2,537)	(2,359)
Total shareholders' equity of MBIA Inc.	3,829	3,929
Preferred stock of subsidiary and noncontrolling interest	12	21
Total equity	3,841	3,950
Total liabilities and equity	$15,510	$16,284

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Premiums earned:
Scheduled premiums earned	$51	$63	$106	$132
Refunding premiums earned	40	26	86	45
Premiums earned (net of ceded premiums
of $2, $2, $5 and $5)	91	89	192	177
Net investment income	37	42	74	92
Fees and reimbursements	2	4	3	8
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(3)	(24)	(12)	(393)
Unrealized gains (losses) on insured derivatives	63	(23)	100	815
Net change in fair value of insured derivatives	60	(47)	88	422
Net gains (losses) on financial instruments at fair value and
foreign exchange	45	61	75	6
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(9)	-	(9)	-
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	2	-	2	-
Net investment losses related to other-than-temporary
impairments	(7)	-	(7)	-
Net gains (losses) on extinguishment of debt	(1)	2	(1)	3
Other net realized gains (losses)	(1)	-	19	1
Revenues of consolidated variable interest entities:
Net investment income	13	13	25	25
Net gains (losses) on financial instruments at fair value and
foreign exchange	6	23	(4)	26
Net gains (losses) on extinguishment of debt	-	-	-	4
Total revenues	245	187	464	764

Expenses:
Losses and loss adjustment	46	12	40	62
Amortization of deferred acquisition costs	13	8	26	18
Operating	32	49	67	95
Interest	50	52	100	106
Expenses of consolidated variable interest entities:
Operating	3	1	7	4
Interest	9	10	19	20
Total expenses	153	132	259	305
Income (loss) before income taxes	92	55	205	459
Provision (benefit) for income taxes	28	(65)	72	83
Net income (loss)	$64	$120	$133	$376

Net income (loss) per common share:
Basic	$0.36	$0.61	$0.73	$1.93
Diluted	$0.36	$0.45	$0.72	$1.83

Weighted average number of common shares outstanding:
Basic	172,146,651	189,169,042	176,914,777	189,101,884
Diluted	173,154,319	192,906,871	177,918,958	193,051,436

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$64	$120	$133	$376
Less: net income of Non-Core Segments, including eliminations	4	(18)	2	234
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	55	22	37	(13)
Foreign exchange gains (losses)(1)	(14)	3	28	-
Net gains (losses) on sales of investments(1)	4	22	4	24
Net investment losses related to OTTI	(4)	-	(4)	-
Net gains (losses) on extinguishment of debt	-	1	-	2
Other net realized gains (losses)(2)	-	-	13	-
Tax valuation allowance on adjustments(3)	-	88	-	87
Operating income (loss)	$19	$2	$53	$42

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$37	$41	$94	$102
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	1	7	2	7
Net investment losses related to OTTI	(4)	-	(4)	-
Operating income (loss)	$40	$34	$96	$95

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$23	$97	$37	$40
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	55	22	37	(13)
Foreign exchange gains (losses)(1)	(14)	3	28	-
Net gains (losses) on sales of investments(1)	3	14	2	16
Net gains (losses) on extinguishment of debt	-	1	-	2
Other net realized gains (losses)(2)	-	-	13	-
Tax valuation allowance on adjustments(3)	-	88	-	87
Operating income (loss)	$(21)	$(31)	$(43)	$(52)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding
	tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(2)	Relates to the after-tax gain on the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (4)

		As of June 30, 2015	As of December 31, 2014

Reported Book Value per Share		$22.26	$20.47

	Reverse book value of Non-Core Segments (after-tax) (1)	1.27	1.16

	Reverse net unrealized (gains) losses included in other comprehensive income (after-tax)	0.16	(0.15)

	Add net unearned premium revenue (after-tax) (2) (3)	3.31	3.39

Adjusted Book Value per Share		$27.00	$24.87

(1)	The book value for Non-Core Segments, primarily the international and structured finance insurance segment, does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs.
(3)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2015	December 31, 2014
Policyholders' surplus	$2,328	$2,190
Contingency reserves	1,013	1,076
Statutory capital	3,341	3,266

Unearned premium reserve	1,219	1,375
Present value of installment premiums (1)	207	216
Premium resources (2)	1,426	1,591

Net loss and loss adjustment expense reserves (1)	(16)	(13)
Salvage reserves	100	106
Gross loss and loss adjustment expense reserves	84	93
Total claims-paying resources	$4,851	$4,950

Net debt service outstanding	$308,134	$352,033

Capital ratio (3)	92:1	108:1

Claims-paying ratio (4)	71:1	80:1

MBIA Insurance Corporation (5)
	June 30, 2015	December 31, 2014
Policyholders’ surplus	$492	$542
Contingency reserves	313	317
Statutory capital	805	859

Unearned premium reserve	418	434
Present value of installment premiums (6)	606	662
Premium resources (2)	1,024	1,096

Net loss and loss adjustment expense reserves (6)	(195)	(237)
Salvage reserves	892	938
Gross loss and loss adjustment expense reserves	697	701
Total claims-paying resources	$2,526	$2,656

Net debt service outstanding	$69,388	$74,645

Capital ratio (3)	86:1	87:1

Claims-paying ratio (4)	32:1	33:1

(1)	As of June 30, 2015 and December 31, 2014, the discount rate was 2.90%.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present
	value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	As of June 30, 2015 and December 31, 2014, the discount rate was 5.17%.

CONTACT:
MBIA Inc.
Media and Investor Relations
Greg Diamond, +1-914-765-3190